Exhibit 10.23

Savage River, Inc.

January 18, 2019
Charles Muth
5831 Seawalk Drive
Playa Vista, CA 90094

Dear Chuck:
Savage River, Inc., a Delaware corporation (the "Company"), is pleased to confirm the terms of your employment with the Company as described below. This letter agreement amends, restates and replaces in its entirety the original offer letter entered into by and between you and the Company dated May 5, 2017 (the "Prior Agreement").
1.Position.  You will continue in a full-time, exempt position as Chief Growth Officer and you will report to the Company's Chief Executive Officer, Ethan Brown. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.
2.TriNet HR Corporation.  The Company's benefits, payroll, and other human resource management services are provided through TriNet HR Corporation, a professional employer organization. As a result of the Savage River, Inc. arrangement with TtiNet, TriNet will continue to be considered your employer of record for these purposes and your managers at Savage River, Inc. will be responsible for directing your work, reviewing your performance, setting your schedule, and otherwise directing your work at Savage River, Inc.
3.Compensation and Employee Benefits.  Effective December 15, 2018, your annualized base salary will be $365,000 per year, payable on the Company's regular payroll dates. You will also continue to be part of the Company's Incentive Plan, which will provide a bonus target level of 50% of your base salary. Bonuses are discretionary and are based on your individual performance and the performance of the Company. As a regular employee of the Company you will continue to be eligible to participate in a number of Company-sponsored benefits, a summary of which has been provided to you. In addition to Company holidays, you will be entitled to 20 days of Paid Time-Off (PTO).

4.Equity.  You will be considered for additional equity awards from time to time during your employment with the Company. Any equity awards will be subject to the review and approval of the Company's Board of Directors and/or the Compensation Committee thereof: in their sole and absolute discretion.
5.Confidential Information and Invention Assignment Agreement.  You will continue to be bound at all times by the Confidential Information and Inventions Assignment Agreement entered into by and between you and the Company effective as of 1/18/19 (the "Confidentiality Agreement").
6.Employment Relationship.  Employment with the Company is for no specific period of time. Your employment with the Company will be "at will," meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and the Company's Chief Executive Officer. In the event you are terminated for reasons unrelated to cause, the Company agrees to pay you 6 months salary as a severance payment.
7.Outside Activities.  While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.
8.Withholding Taxes.  All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.
9.Entire Agreement.  This letter, along with the Confidentiality Agreement, supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter, including, but not limited to, the Prior Agreement.
[Signature Page Follows]

Thank you for your hard work and dedication to the Company. We believe that you will continue to make tremendous contributions to the success of the Company and are delighted to be able to provide you with this letter agreement. To indicate your acceptance of this letter agreement, please sign and date this letter agreement in the space provided below and return it to me.

Very truly yours,

SAVAGE RIVER INC.

By:	/s/Ethan Brown
Ethan Brown
Chief Executive Officer

ACCEPTED AND AGREED:

Charles Muth
/s/Charles Muth
(Signature)

1/18/2019
(Date)

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